Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina (336) 783-3900 FAX (336) 789-3687

Press Release

For Immediate Release	For additional information, please contact:
July 28, 2008	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Profits of $435,258

MOUNT AIRY, NC — Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $435,258 or $.12 per fully diluted share for the second quarter of 2008. This represents a 40 percent decrease in profitability from the second quarter of 2007, when the Company reported earnings of $725,038 or $.20 per fully diluted share. The decrease in earnings results from a 22.6 percent decrease in net interest income from $2,164,589 in the second quarter of 2007 to $1,676,055 in 2008. This is due to the steep reduction of interest rates since the third quarter of 2007 and the resulting contraction of the net interest margin. The provision for loan losses decreased from $116,024 in the second quarter of 2007 to $93,930 during the current quarter. Non-interest income decreased from $592,439 to $582,494, or 1.7 percent, from the 2007 quarter end total primarily due to a reduction in mortgage related activities. Non-interest expenses decreased 0.32 percent in the second quarter of 2008 compared to the same period in 2007 from $1,514,132 to $1,509,320. This decrease is attributable to salaries and employee benefits expense.

Total assets were $205,970,993 as of June 30, 2008, an increase of 5.8 percent from the $194,655,681 reported as of June 30, 2007. Net loans increased 10.1 percent to $171,881,600, compared to $156,152,095 at the end of the second quarter of 2007. Asset quality remained strong with delinquency levels and loan losses in line with industry averages. Loan loss reserves were $2,942,742 or 1.68 percent of total loans as of June 30, 2008. Total deposits increased to $162,500,682 at the end of the second quarter, a 3.9 percent increase from the $156,364,167 reported at the end of the second quarter of 2007.

Surrey Bancorp (Stock Symbol SRYB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

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